Exhibit 2.3

June 2, 2021

Each of the undersigned stockholders of higi SH Holdings Inc. (the “Company”)

(each, a “Stockholder” and collectively, the “Stockholders”)

Ladies & Gentlemen:

Reference is made to the (a) form of Amended and Restated Agreement and Plan of Merger by and between the Company and Babylon Holdings Limited (“Babylon”) (the “Acquisition Option Agreement”) dated as of March 5, 2021 and (b) the Series B Stock Purchase Agreement by and between the Company, Babylon and other investors thereto dated May 18, 2020 and amended on February 15, 2021 (the “Purchase Agreement”). This letter agreement (the “Agreement”) constitutes the undertakings of the Stockholders and the Company in connection with the Acquisition Option Agreement. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Acquisition Option Agreement.

The Stockholders are entitled to dispose of and vote the number of shares of Company Common Stock or Company Preferred Stock (collectively, “Company Stock”) as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Shares” and, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

In order to facilitate the transactions set forth in the Acquisition Option Agreement (the “Transactions”) and in consideration for the mutual covenants and agreements contained herein and intending to be legally bound hereby, Babylon, the Company and each of the Stockholders hereby agree as follows:

1.         Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 2, the Stockholder, in its capacity as a stockholder of the Company, agrees that, if Babylon, the Company and each Stockholder are able to negotiate an amendment to the Acquisition Option Agreement based on the terms set forth on Schedule B hereto (the “Amendment”), it shall validly execute and deliver to the Company, a written consent approving (1) the Amendment or (2) any other amendment or approval necessary for Babylon to exercise its option under the Acquisition Option Agreement. The Stockholder, in its capacity as a stockholder of the Company, further agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall:

(a)     when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum; and

(b)     vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Amendment and the Transactions and any other matters necessary or reasonably requested by the Company for consummation of the Transactions.

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

The foregoing are contingent upon the Stockholder’s acceptance of the Amendment and nothing in this agreement shall be binding upon any of the parties hereto until the Amendment has been successfully negotiated.

2.	Termination.

(a)     This Agreement shall terminate upon the earliest of: (i) adoption of the Amendment; (ii) the termination of the Acquisition Option Agreement in accordance with its terms; or (iii) the time this Agreement is terminated upon delivery of written notice by any of Babylon, the Company or any of the Stockholders (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”).

(b)     Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that the provisions set forth in Sections 6 to 11 shall survive the termination of this Agreement.

(c)     The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

3.         Disclosure. Prior to the execution of the Amendment, except as required by law, the Company’s and Stockholders’ names shall not be publicly disclosed by Babylon without the prior written consent of the Company and such Stockholders and Babylon will provide each such party a copy of any proposed press release and an opportunity to comment and approve any language pertaining to such Stockholders’ name in such press release prior to its publication. Following the execution of the Amendment and the exercise by Babylon of acquisition option, each Stockholder hereby authorizes the Company and Babylon to publish and disclose in any announcement by such party or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under the Amendment.

4.         Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.

5.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Babylon any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain fully vested in and belong to the Stockholder, and Babylon shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

6.         Entire Agreement. This Agreement, the Purchase Agreement and the Acquisition Option Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by, the parties except as expressly set forth or referenced in this Agreement and the Acquisition Option Agreement.

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

7.         Governing Law and Venue; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

8.         Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8 shall be null and void, ab initio.

9.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.         Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Stockholder (or any affiliate, employee or designee of the Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

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+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

Sincerely,

BABYLON HOLDINGS LIMITED

By:	/s/ Charlie Steel
Name:	Charlie Steel
Title:	Chief Financial Officer

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

The undersigned Stockholders hereby acknowledges and agrees to be bound by the foregoing.

7WIRE VENTURES FUND, L.P.

By:	/s/ Alyssa Jaffee
Name:	Alyssa Jaffee
Title:	Partner

7WIRE VENTURES WANXIANG STRATEGIC FUND I, LLC

By:	/s/ Alyssa Jaffee
Name:	Alyssa Jaffee
Title:	Partner

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

The undersigned Stockholders hereby acknowledges and agrees to be bound by the foregoing.

FLARE CAPITAL PARTNERS I, LP

By:	/s/ Michael Greeley
Name:	Michael Greeley
Title:	Managing Member

FLARE CAPITAL PARTNERS I-A, LP

By:	/s/ Michael Greeley
Name:	Michael Greeley
Title:	Managing Member

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

The undersigned Stockholders hereby acknowledges and agrees to be bound by the foregoing.

William Wrigley, Jr., as Trustee of Trust #101

By:	/s/ William Wrigley, Jr.
Name:	William Wrigley, Jr.
Title:	Trustee

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

SCHEDULE A

Stockholders

William Wrigley, Jr., as Trustee of Trust #101

Flare Capital Partners I, LP

Flare Capital Partners I-A, LP

7wire Ventures Fund, L.P.

7wire Ventures Wanxiang Strategic Fund I, LLC

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK

SCHEDULE B

Summary of Terms of Amendment

This summary of terms sets forth proposed limited revisions to the Amended and Restated Merger Agreement dated as of March 5, 2021 (the “Merger Agreement”) by and between higi SH Holdings Inc. (the “Company”) and Babylon Holdings Limited (the “Babylon”). There shall be no legally binding obligations of any party created until a definitive amendment to the Merger Agreement is executed and delivered by the requisite parties. This summary of terms shall be governed in all respects by the laws of the state of Delaware. Capitalized Terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement

•

Babylon will agree to amend the Option Termination Date to be the earlier of (i) the date that is 30 days following the closing of Babylon’s currently contemplated merger with a special purpose acquisition company (“SPAC”) in which the post-combination securities of Babylon are publicly traded on a national securities exchange, and (ii) December 31, 2021.

•

Babylon shall offer to certain Stockholders Babylon Class A ordinary shares (“Shares”) in lieu of the cash consideration contemplated in the Merger Agreement and to others the choice between receiving Shares and cash consideration.

•

If the Stockholders agree to amend the Merger Agreement to receive Shares, the number of Shares to be paid as consideration will be determined based on price per share of Babylon’s shares equal to $10 and the Stockholders shall receive substantially the same rights as are granted by Babylon to PIPE investors in its current issuance of shares to investors in exchange for cash consideration, occurring on or around the consummation of the SPAC.

•	Babylon will use commercially reasonable efforts to register the Shares within 120 days of issuance or earlier if the PIPE investors receive more beneficial terms with respect to registration.

•	Any holdback will be satisfied through the placement of Shares in an escrow account at closing and will be held for the duration of the escrow consistent with the Merger Agreement.

•

Babylon shall pay the holders of Company Preferred Stock a portion of the consideration payable under the Merger Agreement equal to cash amount sufficient to satisfy the holders of Company Preferred Stock’s obligation to extinguish the Weeks Trust obligation (including interest), on a pro rata basis of the holders of Company Preferred Stock.

+44 (0) 207 1000 762 | www.babylonhealth.com

60 Sloane Avenue, London, SW3 3DD, UK